Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

 November 21, 2011

DYCOM INDUSTRIES, INC. ANNOUNCES FISCAL 2012 FIRST QUARTER RESULTS

Palm Beach Gardens, Florida, November 21, 2011 – Dycom Industries, Inc. (NYSE: DY) announced today its results for the first quarter ended October 29, 2011.

The Company reported:

•
contract revenues of $319.6 million for the quarter ended October 29, 2011, compared to $261.6 million for the quarter ended October 30, 2010, an increase of 16.6% after adjusting for revenues from businesses acquired in fiscal 2011;

•	Adjusted EBITDA (Non-GAAP) of $40.4 million for the quarter ended October 29, 2011, compared to $30.5 million for the quarter ended October 30, 2010; and

•
net income of $13.0 million, or $0.38 per common share diluted, for the quarter ended October 29, 2011, compared to $6.7 million, or $0.18 per common share diluted, for the quarter ended October 30, 2010.

The Company defines Adjusted EBITDA (Non-GAAP) as earnings before interest, taxes, depreciation and amortization, gain on sale of fixed assets and stock-based compensation expense. See the accompanying tables which present a reconciliation of Non-GAAP to GAAP financial information.

A Tele-Conference call and slide presentation to review the Company’s results will be hosted at 9 a.m. (ET), Tuesday, November 22, 2011; call 800-230-1059 (United States) or 612-234-9959 (International) ten minutes before the conference call begins and ask for the “Dycom Results” conference call.A live webcast of the conference call, along with the slide presentation, will be available at http://www.dycomind.com under the heading “Events.”  The slide presentation will be available at approximately 8 a.m. (ET) on November 22, 2011. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast and the slide presentation will be available at http://www.dycomind.com until Thursday, December 22, 2011.

Dycom is a leading provider of specialty contracting services throughout the United States.  These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that the presentation of certain Non-GAAP financial measures in this press release provides information that is useful to investors because it allows for a more direct comparison of the Company’s performance for the period with the Company’s performance in the comparable prior-year period.  The Company cautions that Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Fiscal 2012 first quarter results are preliminary and are unaudited.  This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act.  These statements are based on management’s current expectations, estimates and projections.  Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release.  Such risks and uncertainties include business and economic conditions and trends in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the future impact of any acquisitions or dispositions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, and the other risks detailed in our filings with the Securities and Exchange Commission.  The Company does not undertake to update forward-looking statements.

---Tables Follow---

NYSE: "DY"
DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
October 29, 2011 and July 30, 2011
Unaudited

	October 29,	July 30,
	2011	2011
ASSETS	(Dollars in thousands)
Current Assets:
Cash and equivalents	$51,312	$44,766
Accounts receivable, net	140,492	138,552
Costs and estimated earnings in excess of billings	101,426	90,855
Inventories	25,716	20,558
Deferred tax assets, net	15,971	15,957
Income taxes receivable	3,493	8,685
Other current assets	11,240	10,938

Total current assets	349,650	330,311

Property and equipment, net	147,616	149,439
Goodwill	174,849	174,849
Intangible assets, net	54,589	56,279
Other	13,203	13,877

Total	$739,907	$724,755

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$36,211	$39,399
Current portion of debt	177	232
Billings in excess of costs and estimated earnings	456	749
Accrued insurance claims	25,659	26,092
Other accrued liabilities	51,296	52,041

Total current liabilities	113,799	118,513

Long-term debt	187,555	187,574
Accrued insurance claims	24,203	23,344
Deferred tax liabilities, net non-current	43,479	39,923
Other liabilities	3,704	3,550

Stockholders' Equity	367,167	351,851

Total	$739,907	$724,755

NYSE: "DY"
DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three Months	Three Months
	Ended	Ended
	October 29,	October 30,
	2011	2010
	(Dollars in thousands, except per share amounts)

Contract revenues	$319,575	$261,584

Cost of earned revenues, excluding depreciation and amortization	255,187	209,322
General and administrative expenses (1)	25,358	22,825
Depreciation and amortization	15,958	15,616
Total	296,503	247,763

Interest income	17	28
Interest expense	(4,190)	(3,707)
Other income, net	2,959	1,757

Income before income taxes	21,858	11,899

Provision for income taxes	8,892	5,152

Net income	$12,966	$6,747

Earnings per common share:

Basic earnings per common share	$0.39	$0.18

Diluted earnings per common share	$0.38	$0.18

Shares used in computing income per common share:
Basic	33,508,193	37,465,142

Diluted	34,216,451	37,567,946

(1) Includes stock-based compensation expense of $1.3 million and $0.8 million for the three months ended October 29, 2011 and October 30, 2010, respectively.

NYSE: "DY"

DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP INFORMATION
Unaudited

The below table presents the Non-GAAP financial measure of Adjusted EBITDA for the three months ended October 29, 2011 and October 30, 2010 and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

	Three Months	Three Months
	Ended	Ended
	October 29,	October 30,
	2011	2010
	(Dollars in thousands)
Reconciliation of Net income to Adjusted EBITDA:
Net income	$12,966	$6,747
Interest expense, net	4,173	3,679
Provision for income taxes	8,892	5,152
Depreciation and amortization expense	15,958	15,616
Earnings Before Interest, Taxes, Depreciation & Amortization ("EBITDA")	41,989	31,194
Gain on sale of fixed assets	(2,918)	(1,530)
Stock-based compensation expense	1,326	791
Adjusted EBITDA	$40,397	$30,455

NYSE: "DY"
DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP INFORMATION
Unaudited
(continued)

The reconciliation of contract revenues adjusted for revenues from businesses acquired in fiscal 2011, and the change from the comparable prior year period, is presented below:

	Contract Revenues - GAAP	Revenues from businesses acquired in 2011	Contract Revenues - Non-GAAP	% Growth - GAAP	% Growth - Non-GAAP
	(Dollars in thousands)

Three Months Ended October 29, 2011	$319,575	$(14,468)	$305,107	22.2%	16.6%

Three Months Ended October 30, 2010	$261,584	$-	$261,584